Exhibit 4.2.3

AMENDMENT NO. THREE TO THE

LEGGETT & PLATT, INCORPORATED STOCK BONUS PLAN

(AS LAST RESTATED AS OF SEPTEMBER 1, 2006)

The undersigned officer of Leggett & Platt, Incorporated (the “Sponsoring Employer”), in accordance with authority delegated pursuant to the resolutions of the Board of Directors of the Sponsoring Employer on May 8, 2007 (copy attached), hereby adopts and enters into Amendment No. Three to the Leggett & Platt, Incorporated Stock Bonus Plan, a copy of which is attached hereto as Exhibit A and incorporated herein by reference, effective as of December 1, 2007. Also attached and incorporated by reference is a summary of the changes contained in this amendment.

I hereby certify that this amendment is within my authority to adopt.

Dated 19 November, 2007

LEGGETT & PLATT, INCORPORATED

/s/ JOHN HALE
John Hale
Senior Vice President – Human Resources

Exhibit A

1.	The existing Section 4.09 is renumbered Section 4.10.

2.	The following new Section 4.09 is added immediately after the existing Section 4.08:

4.09 ERISA Section 404(c). To the extent that Participants are entitled to direct the Trustee with respect to the investment of their Accounts, and unless the Administrative Committee determines otherwise, the Plan shall be administered in a manner that is intended to comply with Section 404(c) of ERISA and relieve the Plan and Trust fiduciaries from responsibility and liability for investment decisions to the maximum extent permitted under Section 404(c) of ERISA.

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